EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2005 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of National Penn Bancshares, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP
GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 6, 2006